Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

KORE Group Holdings, Inc.

Alpharetta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-260288 and No. 333-261464) and Form S-8 (No. 333-262001) of KORE Group Holdings, Inc. of our report dated March 29, 2022, relating to the consolidated financial statements and schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Atlanta, Georgia

March 29, 2022